                                                                     EXHIBIT 21




Goss's subsidiaries as of December 31, 1997, consisted of the following:

        SUBSIDIARY                                      PLACE OF ORGANIZATION
        ----------                                      ---------------------
     Goss Graphic Systems Australasia Pty Ltd.          Australia
     Goss Graphic Systems Japan Corporation             Japan
     Goss Graphic Systems, Ltd.                         Great Britain
     Goss Systemes Graphiques Nantes S.A.               France
     Goss Realty, L.L.C.                                Delaware

All of the equity interests in these subsidiaries, other than directors' qualifying shares where applicable, are owned by Goss.